Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Silicon Graphics, Inc. Management Incentive Plan dated September 17, 2007 and the Silicon Graphics, Inc. 2007 Employee Stock Purchase Plan of our report dated September 15, 2005, with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc., for the year ended June 24, 2005, included in its Annual Report (Form 10-K) for the year ended June 29, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 7, 2008